Exhibit 97.1

AMERISAFE, INC.

CLAWBACK POLICY

ADOPTED OCTOBER 24, 2023

This Clawback Policy (this “Policy”) adopted by AMERISAFE, Inc. (the “Company”) is designed to comply with the listing standards of The Nasdaq Stock Market (the “Stock Exchange”), Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Rule 10D-1 under the Exchange Act.

Notwithstanding anything in this Policy to the contrary, at all times, this Policy remains subject to interpretation and operation in accordance with the final rules and regulations promulgated by the U.S. Securities and Exchange Commission (the “SEC”), the final listing standards adopted by the Stock Exchange, and any applicable SEC or Stock Exchange guidance or interpretations issued from time to time regarding such compensation recovery requirements (collectively, the “Guidance”).

Questions regarding this Policy should be directed to the Company’s Chief Administrative Officer or Chief Compliance Officer. This policy applies to Incentive-Based Compensation (as defined below) Received (as defined below) on or after October 2, 2023.

Administration

This Policy shall be administered by the Company’s Board of Directors (the “Board”) or, if so designated by the Board, by its Compensation Committee (the “Committee”).

Covered Executives

This Policy applies to any current and former “Section 16 officer” of the Company within the meaning of Rule 16a-1(f) under the Exchange Act, as determined by the Board or the Committee (the “Covered Executives”). Covered Executives include, at a minimum, “executive officers” as defined in Rule 3b-7 under the Exchange Act and identified under Item 401(b) of Regulation S-K. This Policy shall be implemented without regard to the fault of the Covered Executives.

Incentive-Based Compensation Received by a Covered Executive will only qualify for recovery under this Policy if (i) it is Received on or after October 2, 2023; (ii) it is Received after such Covered Executive begins service as a Covered Executive; (iii) such Covered Executive served as a Covered Executive at any time during the performance period for such Incentive-Based Compensation; and (iv) it is Received while the Company has a class of securities listed on a national securities exchange or a national securities association.

This Policy shall be binding and enforceable against all Covered Executives and their beneficiaries, heirs, executors, administrators or other legal representatives.

The Company shall not indemnify any Covered Executives against the loss of any erroneously awarded Excess Incentive-Based Compensation. The Company shall not pay or reimburse a Covered Executive for premiums paid for an insurance policy to fund potential recovery obligations.

Statement of Policy

Unless a Clawback Exception (as defined below) applies, the Company will recover reasonably promptly from each Covered Executive the Excess Incentive-Based Compensation (as defined below) Received by such Covered Executive in the event that the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (each, an “Accounting Restatement”). If a Clawback Exception applies with respect to a Covered Executive, the Company may forgo such recovery under this Policy from such Covered Executive.

Certain Defined Terms

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Excess Incentive-Based Compensation. “Excess Incentive-Based Compensation” is the amount of Incentive-Based Compensation Received during the applicable Recovery Period (as defined below) by the Covered Executive that exceeds the amount of Incentive-Based Compensation that otherwise would have been Received during such Recovery Period had it been determined based on the relevant restated amounts, computed without regard to taxes paid.

For Incentive-Based Compensation based on total shareholder return or stock price, where the amount of erroneously awarded Excess Incentive-Based Compensation is not subject to mathematical recalculation directly from the information in an Accounting Restatement, the amount of such Incentive-Based Compensation that is deemed to be Excess Incentive-Based Compensation must be based on a reasonable estimate of the effect of the Accounting Restatement on the applicable measure, and the Company must maintain documentation of the determination of that reasonable estimate and provide it to the Stock Exchange.

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Financial Reporting Measure. A “Financial Reporting Measure” is a measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures derived wholly or in part from such measures. Stock price and total shareholder return are also Financial Reporting Measures.
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Incentive-Based Compensation. “Incentive-Based Compensation” is any compensation that is granted, earned, or vested based wholly or in part on the attainment of a Financial Reporting Measure.
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Received. Incentive-Based Compensation will be deemed “Received” in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive-Based Compensation award is attained, even if the payment or grant of the Incentive-Based

Compensation occurs after the end of that period. The date the Incentive-Based Compensation is Received shall depend upon the terms of the award:
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If the grant of an award is based, either wholly or in part, on satisfaction of a Financial Reporting Measure performance goal, the award would be deemed Received in the fiscal period when that measure was satisfied;
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If an equity award vests only upon satisfaction of a Financial Reporting Measure performance condition, the award would be deemed Received in the fiscal period when it vests;
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A non-equity incentive plan award would be deemed Received in the fiscal year that the Covered Executive earns the award based on satisfaction of the relevant Financial Reporting Measure performance goal rather than on a subsequent date on which the award was paid; and
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A cash award earned upon satisfaction of a Financial Reporting Measure performance goal would be deemed Received in the fiscal period when that measure is satisfied.

When a particular award is subject to multiple conditions, a Covered Executive need not satisfy all conditions to the award for the Incentive-Based Compensation to be deemed Received for purposes of triggering this Policy. The Covered Executive Receives the compensation for purposes of this Policy when the relevant Financial Reporting Measure performance goal is attained, even if the Covered Executive has established only a contingent right to payment at that time.

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Recovery Period. For purposes of this Policy, the “Recovery Period” is the three completed fiscal years immediately preceding the date as of which the Company is required to prepare an Accounting Restatement, subject to the Guidance. The date as of which the Company is required to prepare an Accounting Restatement is the earlier of:
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The date the Board, one of its committees, or the officer or officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement; or
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The date a court, regulator or other legally authorized body directs the Company to prepare an Accounting Restatement.

This may occur before the precise amount of the error has been determined. The Company’s obligation to recover erroneously awarded Excess Incentive-Based Compensation is not dependent on if or when the restated financial statements are filed with the SEC.

Clawback Exceptions

The Company is required to recover all Excess Incentive-Based Compensation Received by a Covered Executive in the event of an Accounting Restatement unless (i) one of the following conditions are met and (ii) the Committee has made a determination that recovery would be impracticable in accordance with Rule 10D-1 under the Exchange Act (under such circumstances, a “Clawback Exception” applies):

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the direct expense paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered (and the Company has already made a reasonable attempt to recover such erroneously awarded Excess Incentive-Based Compensation from such Covered Executive, has documented such reasonable attempt(s) to recover, and has provided such documentation to the Stock Exchange);
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recovery would violate home country law that was adopted prior to November 28, 2022 (and the Company has already obtained an opinion of home country counsel, acceptable to the Stock Exchange, that recovery would result in such a violation, and provided such opinion to the Stock Exchange); or
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recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of Section 401(a)(13) or Section 411(a) of the Internal Revenue Code and regulations thereunder. For purposes of clarity, this Clawback Exception only applies to tax-qualified retirement plans and does not apply to other plans, including long term disability, life insurance, and supplemental executive retirement plans, or any other compensation that is based on Incentive-Based Compensation in such plans, such as earnings accrued on notional amounts of Incentive-Based Compensation contributed to such plans.

Compliance

Duty of recovery. Recovery is required regardless of fault or responsibility for the error or resulting Accounting Restatement.

Method of Recoupment. The Company shall have discretion in how to accomplish recovery under this Policy, subject to the Guidance.

Administration and Interpretation

The Committee will administer this Policy in accordance with the Guidance and will have full and exclusive authority and discretion to supplement, amend, repeal, interpret, terminate, construe, modify, replace and/or enforce (in whole or in part) this Policy, including the authority to correct any defect, supply any omission or reconcile any ambiguity, inconsistency or conflict in the Policy, subject to the Guidance. The Committee will review the Policy from time to time and will have full and exclusive authority to take any action it deems appropriate.

The Committee will have the authority to offset any compensation or benefit amounts that become due to the applicable Covered Executives to the extent permissible under Section 409A of the Internal Revenue Code of 1986, as amended, and as it deems necessary or desirable to recover any Excess Incentive-Based Compensation.

This Policy shall not preclude any other compensation recoupment or clawback policies, arrangements or provisions of the Company (“Other Recovery Provisions”); to the extent recovery of compensation is achieved by the Company under this Policy, there shall be no duplication of recovery under Other Recovery Provisions, except as may be required by law.

Each Covered Executive, upon being so designated or assuming such position, is required to execute and deliver to the Company’s Chief Administrative Officer or Chief Compliance Officer an acknowledgment of and consent to this Policy, substantially in the form attached hereto as Exhibit A or such other form reasonably acceptable to and provided by the Company from time to time, (i) acknowledging and consenting to be bound by the terms of this Policy, (ii) agreeing to fully cooperate with the Company in connection with any of such Covered Executive’s obligations to the Company pursuant to this Policy, and (iii) agreeing that the Company may enforce its rights under this Policy through any and all reasonable means permitted under applicable law as it deems necessary or desirable under this Policy. For the avoidance of doubt, each Covered Executive will be fully bound by, and must comply with, this Policy, whether or not such Covered Executive has executed and returned such acknowledgement and consent form to the Company.

Disclosures

This Policy, and any recovery of Excess Incentive-Based Compensation by the Company pursuant to this Policy that is required to be disclosed in the Company’s filings with the SEC, will be disclosed as required by the Securities Act of 1933, as amended, the Exchange Act, and related rules and regulations, including the Guidance.

EXHIBIT A

AMERISAFE, INC.

Clawback Policy Acknowledgment and Consent

The undersigned hereby acknowledges that he or she has received and reviewed a copy of the Clawback Policy (the “Policy”) of AMERISAFE, Inc. (the “Company”), adopted on October 24, 2023.

Pursuant to such Policy, the undersigned hereby:

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acknowledges that he or she has been designated as (or assumed the position of) a Covered Executive (as defined in the Policy);
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acknowledges and consents to the Policy;
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acknowledges and consents to be bound by the terms of the Policy;
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acknowledges and agrees that he or she will not be indemnified by the Company against the loss of any erroneously awarded Excess Incentive-Based Compensation (as defined in the Policy) or reimbursed by the Company for premiums paid for an insurance policy to fund potential recovery obligations;
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agrees to fully cooperate with the Company in connection with any of the undersigned’s obligations to the Company pursuant to the Policy, including, without limitation, the repayment by or recovery from the undersigned of Excess Incentive-Based Compensation; and
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agrees that the Company may enforce its rights under the Policy through any and all reasonable means permitted under applicable law as the Company deems necessary or desirable under the Policy.

ACKNOWLEDGED AND AGREED:

Name:

Date: